Exhibit 99.1

Ekso Bionics announces 1-for-7 Reverse Stock Split in preparation for Proposed Uplisting to NASDAQ

RICHMOND, CA – May 4, 2016 – Ekso Bionics Holdings, Inc. [OTCQB: EKSO], a robotic exoskeleton company, today announced that it has effected a 1-for-7 reverse split of its common stock in preparation for its planned application for listing of its common stock on the NASDAQ Capital Market. The reverse stock split was approved by the company’s board of directors and is intended to allow the company to meet the minimum share price requirement for listing on the NASDAQ Capital Market. The company believes that it currently meets all of the listing requirements for listing the company’s common stock on the NASDAQ Capital Market other than the minimum trading price requirement. However, there is no assurance that the company’s listing application will be approved by NASDAQ.

“This reverse stock split is an important component of Ekso Bionic's capital markets strategy,” stated Thomas Looby, president and chief executive officer of Ekso Bionics. "We believe moving the company’s common stock listing to a national exchange will represent a significant step toward our efforts to create long-term shareholder value, while attracting a broader and more diverse shareholder base."

The reverse split became effective at close of market on Wednesday, May 4, 2016, and the company’s common stock will begin trading on a post-split basis on the OTCQB under the temporary symbol “EKSOD” at market open Thursday, May 5, 2016. The temporary ticker symbol will remain in effect for 20 trading days to signify that the reverse stock split has occurred, after which it will revert back to “EKSO”. In addition, the company’s common stock will trade under a new CUSIP number, 282644202, as a result of the reverse split.

As a result of the reverse stock split, every seven shares of issued and outstanding common stock will be converted into one share of issued and outstanding common stock. Any fractional share resulting from the reverse split will be rounded up to the nearest whole share. Immediately after the reverse stock split becomes effective, the company will have approximately 16.2 million shares of common stock outstanding.

Shareholders of record are not required to send in their current stock certificates or evidence of book-entry or other electronic positions for exchange. Each stock certificate and book entry or other electronic position representing issued and outstanding shares of the company's common stock will be automatically adjusted. Shareholders should direct any questions concerning the reverse split to their broker or the company's transfer agent, VStock Transfer, LLC at (212) 828-8436.

Additionally, all of the company's options and warrants that are outstanding immediately before the reverse stock split will be adjusted by dividing the number of shares of common stock into which the options and warrants are exercisable by seven and multiplying the exercise price thereof by seven, in accordance with the terms of the plans, agreements, or arrangements governing such options and warrants.

Before the company can apply for listing of the company’s common stock on the NASDAQ Capital Market, the Ekso common stock must trade above a minimum price of $4.00 for 30 consecutive trading days. Once the company meets this minimum trading price requirement, the company intends to submit its application for listing with NASDAQ.

About Ekso Bionics

Since 2005, Ekso Bionics has been pioneering the field of robotic exoskeletons, or wearable robots, to augment human strength, endurance and mobility. The company's first commercially available product, called Ekso, has helped thousands of people living with paralysis take millions of steps not otherwise possible. By designing and creating some of the most forward-thinking and innovative solutions for people looking to augment human capabilities, Ekso Bionics is helping people rethink current physical limitations and achieve the remarkable.

Ekso Bionics is headquartered in Richmond, CA and is listed on the OTC QB under the symbol EKSO. www.eksobionics.com

Forward Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) a projection of financial results, financial condition, capital expenditures, capital structure or other financial items, (iii) the Company's future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of our sales and marketing organization or partners to market our products effectively, adverse results in future clinical studies of the Company's medical device products, the failure to obtain or maintain patent protection for the Company's technology, failure to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit us at www.eksobionics.com. The Company does not undertake to update these forward-looking statements.

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Media Contacts:

Ekso Bionics

Heidi Darling

Director of Marketing Communications

510-984-1761 x317

hdarling@eksobionics.com

Investor Contact:

Debbie Kaster

415- 937-5403

investors@eksobionics.com